[KMJ Corbin & Company LLP Letterhead]

March 21, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Digital Lifestyles Group, Inc.’s Form 8-K dated March 21, 2008 and have the following comments:

1.	We agree with the statements made in the first, second, fourth and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,

/s/ KMJ Corbin & Company LLP
KMJ Corbin & Company LLP